Exhibit 99.1

Synthetic Biologics Reports Second Quarter 2022 Operational Highlights and Financial Results

-Prioritizing the advancement of novel oncolytic adenovirus (OV) platform-

-Cash balance as of August 1, 2022 of $53.5 million, including the additional $3 million in gross proceeds from convertible preferred financing extends funding for business operations into Q1 2024-

-Conference call and webcast to be held today at 8:30 a.m. ET-

Rockville, MD, August 11, 2022 – Synthetic Biologics, Inc. (NYSE American: SYN), a diversified clinical-stage company developing therapeutics designed to treat diseases in areas of high unmet need, today reported financial results for the second quarter ended June 30, 2022, and provided a corporate update.

“We are pleased with the steady progress that continues to support the advancement of our novel OV platform and further underscores the potential value of our lead candidate, VCN-01, designed to address devastating cancers with high unmet need through a differentiated and potentially transformative mechanism of action,” said Steven A. Shallcross, Chief Executive Officer of Synthetic Biologics. “We have made the strategic decision to rationalize our spend and prioritize our oncology program, which is expected to extend cash runway into the first quarter of 2024. We believe this sharpened approach has the potential to drive near-term value for our shareholders and propel us forward to key milestones, including the initiation of our Phase 2 study in patients with metastatic pancreatic adenocarcinoma in the fourth quarter of 2022 and our Phase 2/3 study in retinoblastoma in the second half of 2023.”

Recent Program Developments:

•	The acquisition of VCN Biosciences transformed Synthetic Biologics’ pipeline with the addition of VCN's lead clinical-stage drug candidate, VCN-01, an intravenous oncolytic adenovirus (OV), as well as preclinical stage VCN-11, which incorporates a proprietary albumin binding domain in the virus shell which is intended to improve systemic delivery by enabling the virus to coat itself in albumin and thereby evade neutralizing antibodies (NAbs).
•	Initiated the investigator sponsored Phase 1, open-label, non-randomized clinical trial evaluating VCN-01 in combination with mesothelin-directed lentiviral transduced human chimeric antigen receptor modified T cells (huCART-meso) for patients with pancreatic and serous epithelial ovarian cancers (NCT05057715).

Corporate Update:

•	On July 25, 2022, the Company’s common stock began trading on a split-adjusted basis. The Company’s common stock continues to trade on the NYSE American under the stock ticker “SYN” but under the new CUSIP number 87164U409.

Anticipated Milestones:

VCN-01

•	Initiation of VCN-01 dosing in an investigator sponsored study of brain tumors at the University of Leeds (H2 2022).

•	Data from the VCN-01 Phase 1 investigator sponsored study in and head and neck cancer to be presented at a major medical meeting (Q3 2022)
•	Initiation of a Phase 2 study of VCN-01 in combination with standard-of-care chemotherapy (gemcitabine/nab-paclitaxel) as a first line therapy in newly diagnosed metastatic PDAC patients (Q4 2022).

•	Initiation of a Phase 2/3 study of VCN-01 as an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma (H2 2023).

SYN-004

•	Topline data read out from the first cohort of the SYN-004 study in allo-HCT patients (H2 2022) followed by initiation of the second cohort (Q4 2022).

Quarter Ended June 30, 2022 Financial Results

General and administrative expenses increased to $1.5 million for the three months ended June 30, 2022, from $1.3 million for the three months ended June 30, 2021. This increase of 19% primarily comprised of increased consulting and legal costs related to the VCN acquisition, higher insurance costs, audit fees, and public relations expenses and VCN administrative expenses not included in prior year. The charge related to stock-based compensation expense was $86,000 for the three months ended June 30, 2022, compared to $83,000 the three months ended June 30, 2021.

Research and development expenses increased to $3.5 million for the three months ended June 30, 2022, from approximately $1.9 million for the three months ended June 30, 2021. This increase of 80% is primarily the result of VCN research expenses related to VCN-01 not incurred in the prior year and to a lesser extent higher manufacturing expense for SYN-020, costs incurred related to our Phase 1a clinical trial of SYN-020 and expenses related to our Phase 1b/2a clinical trial of SYN-004 (ribaxamase) in allogeneic HCT recipients. We anticipate research and development expense to increase as we plan for and initiate enrollment for our phase 2 clinical trial for VCN-01 in PDAC, phase 2/3 clinical trial in retinoblastoma, expand GMP manufacturing activities for VCN-01, and continue with supporting our VCN-11 and other preclinical and discovery initiatives. The charge related to stock-based compensation expense was $27,000 for the three months ended June 30, 2022, compared to $19,000 related to stock-based compensation expense for the three months ended June 30, 2021.

Other income was $17,000 for the three months ended June 30, 2022 compared to other income of $2,000 for the three months ended June 30, 2021. Other income for the three months ended June 30, 2022 is primarily comprised of interest income of $26,000 offset by an exchange loss of $9,000. Other income for the three months ended June 30, 2021 is primarily comprised of interest income.

Cash and cash equivalents totaled $52.3 million as of June 30, 2022, compared to $67.3 million as of December 31, 2021. Cash and cash equivalents totaled approximately $53.5 million as of August 1, 2022.

On July 29, the company closed a private placement of Series C and Series D convertible preferred stock with MSD Credit Opportunity Master Fund, L.P. Total gross proceeds from the offerings, before deducting discounts, financial advisor fees and other estimated offering expenses, were $3 million.

Conference Call

Synthetic Biologics will host a conference call at 8:30 a.m. ET today to review second quarter 2022 operational highlights and financial results. Investors may participate in the live call via telephone by dialing (800) 289-0571 (domestic) or (929) 477-0324 (international) and using the conference ID: 7145566. Participants are asked to dial in 15 minutes before the start of the call to register. Investors and the public can access the live and archived webcast of this call via the “News & Media” section of the company’s website, https://www.syntheticbiologics.com, under “Events” or by clicking here, for 90 days after the call.

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE American: SYN) is a diversified clinical-stage company developing therapeutics designed to treat diseases in areas of high unmet need. The Company recently consummated the acquisition of VCN Biosciences, S.L. (VCN), which is developing a new oncolytic adenovirus (OV) platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company's lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent (a) microbiome damage, (b) Clostridioides difficile infection (CDI), (c) overgrowth of pathogenic organisms, (d) the emergence of antimicrobial resistance (AMR), and (e) acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients, and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements regarding initiation of VCN-01 dosing in an investigator sponsored study of brain tumors at the University of Leeds (H2 2022), initiation of a Phase 2 study of VCN-01 in combination with standard-of-care chemotherapy (gemcitabine/nab-paclitaxel) as a first line therapy in newly diagnosed metastatic PDAC patients (Q4 2022, initiation of a Phase 2/3 study of VCN-01 as an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma (H2 2023), topline data read out from the first cohort of the SYN-004 study in allo-HCT patients followed by initiation of the second cohort (H2 2022), the potential value of VCN-01, designed to address devastating cancers with high unmet need through a differentiated and potentially transformative mechanism of action, extending the cash runway into the first quarter of 2024 and the potential to drive near-term value for shareholders and propel Synthetic Biologics forward to key milestones, including the initiation of a Phase 2 study in patients with metastatic pancreatic adenocarcinoma in the fourth quarter of 2022 and a Phase 2/3 study in retinoblastoma in late 2023 and research and development expense increasing as Synthetic Biologics plans for and initiates enrollment for its phase 2 clinical trial for VCN-01 in PDAC, phase 2/3 clinical trial in retinoblastoma, expands GMP manufacturing activities for VCN-01, and continues with supporting our VCN-11 and other preclinical and discovery initiatives. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, Synthetic Biologics' ability to reach clinical milestones when anticipated, Synthetic Biologics' ability to successfully combine and operate the business of Synthetic Biologics and VCN, Synthetic Biologics' and VCN's product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits, continuing clinical trial enrollment as expected; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Synthetic Biologics' and VCN's ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of Synthetic Biologics' and VCN's products, developments by competitors that render such products obsolete or non-competitive, Synthetic Biologics' and VCN's ability to maintain license agreements, the continued maintenance and growth of Synthetic Biologics' and VCN's patent estate, the ability to continue to remain well financed, and other factors described in Synthetic Biologics' Annual Report on Form 10-K for the year ended December 31, 2021 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608

Synthetic Biologics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands except share and par value amounts)

	June 30, 2022	December 31, 2021
Assets

Current Assets
Cash and cash equivalents	$52,266	$67,325
Prepaid expenses and other current assets	2,622	1,533
Total Current Assets	54,888	68,858

Non-Current Assets
Property and equipment, net	285	101
Restricted cash	96	—
Right of use asset	1,292	1,383
In-process research and development	20,562	—
Goodwill	5,185	—
Deposits and other assets	23	23

Total Assets	$82,331	$70,365

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$1,003	$524
Accrued expenses	1,987	1,928
Accrued employee benefits	788	978
Contingent consideration, current portion	9,302	—
Loans Payable-current	56	—
Operating lease liability	128	124
Total Current Liabilities	13,264	3,554

Non-current Liabilities
Non-current contingent consideration	2,374	—
Loan Payable - Long term	216	—
Deferred tax liabilities, net	3,505	—
Lease liability - Long term	1,298	1,403
Total Liabilities	20,657	4,957

Commitments and Contingencies
Stockholders' Equity (Deficit):
Common stock, $0.001 par value; 20,000,000 shares authorized, 15,844,294 issued and 15,844,061 outstanding at June 30, 2022 and 13,204,487 issued and 13,204,254 outstanding at December 31, 2021	16	13
Additional paid-in capital	343,500	336,679
Accumulated other comprehensive loss	(1,317)	—
Accumulated deficit	(280,525)	(271,284)
Total Stockholders' Equity	61,674	65,408

Total Liabilities and Stockholders' Equity	$82,331	$70,365

Synthetic Biologics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands except share and par value amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Operating Costs and Expenses:
General and administrative	$1,500	$1,265	$3,155	$2,685
Research and development	3,485	1,932	6,082	3,049
Total Operating Costs and Expenses	4,985	3,197	9,237	5,734

Loss from Operations	(4,985)	(3,197)	(9,237)	(5,734)

Other Expense:
Exchange loss	(9)	—	(31)	—
Interest income	26	2	27	2
Total Other Income(Expense)	17	2	(4)	2

Net Loss	(4,968)	(3,195)	(9,241)	(5,732)

Net Loss Attributable to Non-controlling Interest	—	—	—	(1)

Net Loss Attributable to Synthetic Biologics, Inc. and Subsidiaries	$(4,968)	$(3,195)	$(9,241)	$(5,731)

Series A Preferred Stock Dividends	—	—	—	(24)
Effect of Series A Preferred Stock price adjustment	—	—	—	(7,402)
Series B Preferred Stock Dividends	—	—	—	(1,497)

Net Loss Attributable to Common Stockholders	$(4,968)	$(3,195)	$(9,241)	$(14,654)

Net Loss Per Share - Basic and Dilutive	$(0.31)	$(0.24)	$(0.62)	$(1.31)

Weighted average number of shares outstanding during the period - Basic and Dilutive	15,844,016	13,204,254	14,837,832	11,153,902

Net Loss	(4,968)	(3,195)	(9,241)	(5,732)
Loss on foreign currency translation	(1,497)	—	(1,317)	—
Total comprehensive loss	(6,465)	(3,195)	(10,558)	(5,732)
Comprehensive loss attributable to non-controlling interest	—	—	—	(1)
Comprehensive loss attributable to Synthetic Biologics, Inc. and Subsidiaries	(6,465)	(3,195)	(10,558)	(5,731)